UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 14, 2014
The First Bancshares, Inc.
(Exact name of registrant as specified in its charter)
Mississippi	33-94288	64-0862173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6480 U.S. Hwy 98 West, Hattiesburg, MS	39402
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(601) 268-8998
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed, in connection with The First Bancshares, Inc.’s (the “Company’s”)  recent acquisition of BCB Holding Company, Inc. (“BCB”) and its wholly-owned subsidiary, Bay Bank (the “Acquisition”), former shareholders of BCB common stock outstanding prior to August 1, 2013 had the right to elect and receive a portion of the merger consideration in the form of cash and/or the Company’s Common Stock, $1.00 par value (“Common Stock”).  Based on elections by these former BCB shareholders, a total of 158,025 shares of Common Stock will be issued as a portion of the merger consideration.  The shares of Common Stock were valued at $14.316633 per share according to the terms of the Agreement and Plan of Merger between the Company and BCB.

The total consideration to be paid by the Company in connection with the Acquisition includes: (a) $1,288,152.74 in cash paid to former BCB shareholders in the aggregate (including $2,896.99 for fractional shares and excluding amounts reserved for dissenter’s rights) (b) a total of 158,025 shares of the Company’s Common Stock to be issued as a portion of the consideration, and (c) one non-transferable contingent value right per share of BCB common stock issued and outstanding prior to August 1, 2013.  Additionally, the Company redeemed the preferred stock of BCB issued to the United States Treasury under the Troubled Asset Relief Program for $2,142,345.64 and assumed approximately $600,000 of a BCB promissory note to Alostar Bank.

The foregoing summary is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 7, 2014, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of March 3, 2014, between The First Bancshares, Inc. and BCB Holding Company, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on March 7, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The First Bancshares, Inc.
(Registrant)

Date:	July 14, 2014

/s/ Dee Dee Lowery
Name: Dee Dee Lowery
Title: EVP and CFO